EXHIBIT 11.1

                     PACE HEALTH MANAGEMENT SYSTEMS, INC.
                        EARNINGS PER SHARE CALCULATION
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         THREE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                         MARCH 31,
                                   1992         1993         1994         1995          1995            1996
                                                                                     (UNAUDITED)    (UNAUDITED)
Weighted average number of
 shares outstanding                1,034        1,043        1,070        3,092         1,028           4,152

Net loss available for common
 and common equivalent shares     $ (421)     $(1,024)     $(3,623)     $(2,412)       $ (348)         $ (630)

Loss per common and common
 equivalent share                 $(0.41)     $ (0.98)     $ (3.39)     $ (0.78)       $(0.34)         $(0.15)

The above computation has been adjusted to reflect a 1-for-1.8 stock split effected prior to the date of the Company's initial public offering (April 27, 1995).